                       ARTHUR ANDERSEN LLP

                                             Exhibit 99 A (3)





               Report of Independent Public Accountants


To the Partners of Curtis/Palmer Hydroelectric Company L.P.:

We have audited the accompanying balance sheets of Curtis/Palmer
Hydroelectric Company L.P. (a New York limited partnership, the
"Partnership") as of December 31, 1997 and 1996, and the related statements of income, cash flows and changes in partners' capital for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Curtis/Palmer Hydroelectric Company L.P. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



Arthur Andersen LLP



Memphis, Tennessee,
  April 3, 1998.

                   CURTIS/PALMER HYDROELECTRIC COMPANY L.P.
                   ----------------------------------------
                               BALANCE SHEETS
                               --------------
                             AS OF DECEMBER 31
                             -----------------

                      ASSETS                             1997       1996
                      ------                             ----       ----


CURRENT ASSETS:
  Cash and temporary investments                    $ 6,944,845  $ 8,790,469
  Accounts receivable                                 2,422,713    3,947,407
  Prepaid expenses and other                          1,227,115    1,116,921
                                                   ------------  -----------
        Total current assets                          10,594,673   13,854,797

PROPERTY, PLANT AND EQUIPMENT, net                   73,702,594   75,574,510

LICENSE AND OTHER CONTRACTS, net                      2,527,744    3,612,614
                                                    -----------  -----------
        Total assets                                 $86,825,011  $93,041,921
                                                    -----------  -----------
                                                    -----------  -----------
        LIABILITIES AND PARTNERS' CAPITAL
        ---------------------------------

CURRENT LIABILITIES:
  Due to International Paper                        $ 6,458,918  $ 9,230,121
  Accounts payable                                       40,070       53,670
  Current maturities of long-term debt                8,218,320    6,995,760
                                                    -----------  -----------
        Total current liabilities                    14,717,308   16,279,551

LONG-TERM DEBT                                       15,893,280   24,111,600

PARTNERS' CAPITAL                                    56,214,423   52,650,770
                                                   ------------  -----------
        Total liabilities and partners' capital    $86,825,011   $93,041,921
                                                   -----------   -----------
                                                   -----------   -----------

                   The accompanying notes are an integral
                        part of these balance sheets.

                   CURTIS/PALMER HYDROELECTRIC COMPANY L.P.
                   ----------------------------------------
                             STATEMENTS OF INCOME
                             --------------------
                        FOR THE YEARS ENDED DECEMBER 31
                        -------------------------------

                                                        1997         1996
                                                        ----         ----

REVENUES                                            $33,272,794   $33,153,682
                                                    -----------   -----------
COSTS AND EXPENSES:
  Operating and management fees                       8,317,051    11,049,780
  Depreciation and amortization                       2,992,479     2,992,479
  Property taxes                                      2,654,232     2,542,073
  Insurance                                             304,448       320,497
  Other                                                 754,921       669,796
                                                    -----------   -----------
        Total costs and expenses                     15,023,131    17,574,625
                                                    -----------   -----------
OPERATING INCOME                                     18,249,663    15,579,057

INTEREST INCOME (EXPENSE):
  Interest income                                       412,033       487,549
  Interest expense                                   (2,098,043)   (3,100,502)
                                                    -----------   -----------

NET INCOME                                          $16,563,653   $12,966,104
                                                    -----------   -----------
                                                    -----------   -----------

                   The accompanying notes are an integral
                          part of these statements.

                   CURTIS/PALMER HYDROELECTRIC COMPANY L.P.
                   ----------------------------------------
                           STATEMENTS OF CASH FLOWS
                           ------------------------
                       FOR THE YEARS ENDED DECEMBER 31
                       -------------------------------

                                                         1997       1996
                                                         ----       ----

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                       $16,563,653   $12,966,104
  Depreciation and amortization                      2,992,479     2,992,479
  Changes in current assets and liabilities-
    Accounts receivable                              1,524,694      (945,442)
    Prepaid expenses and other                        (110,194)      (16,741)
    Due to International Paper                      (2,771,203)    7,943,029
    Accounts payable                                   (13,600)       53,670
                                                   ------------  -----------

        Net cash provided by operating activities   18,185,829    22,993,099
                                                   ------------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                 (35,693)       -
                                                   ------------  -----------
        Net cash used in investing activities          (35,693)       -
                                                   ------------  -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to partners                        (13,000,000)  (11,000,000)
  Principal payments on long-term debt              (6,995,760)   (6,316,560)
                                                   ------------  -----------

        Net cash used in financing activities      (19,995,760)  (17,316,560)
                                                   ------------  -----------
NET CHANGE IN CASH AND TEMPORARY INVESTMENTS        (1,845,624)    5,676,539

CASH AND TEMPORARY INVESTMENTS:
  Beginning of year                                  8,790,469     3,113,930
                                                   ------------  -----------
  End of year                                      $ 6,944,845   $ 8,790,469
                                                   ------------  -----------
                                                   ------------  -----------

                   The accompanying notes are an integral
                        part of these statements.

                              CURTIS/PALMER HYDROELECTRIC COMPANY L.P.
                              ----------------------------------------
                              STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
                              ------------------------------------------
                            FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
                            ----------------------------------------------

                                      General Partners             Limited Partners
                                  -------------------------    -----------------------
                                    Saratoga        HCE-       ENI Curtis       John
                                  Development   Hudson, Inc.      Falls        Hancock        Total
                                  -----------   ------------   ----------   ------------   -----------
BALANCE, December 31, 1995        $25,342,335   $6,335,582     $6,335,582   $12,671,167    $50,684,666

  Allocation of net income          6,483,052    1,620,763      1,620,763     3,241,526     12,966,104

  Distributions to partners        (5,500,000)  (1,375,000)    (1,375,000)   (2,750,000)   (11,000,000)
                                  -----------   ----------     ----------   -----------    -----------

BALANCE, December 31, 1996         26,325,387    6,581,345      6,581,345    13,162,693     52,650,770
  Allocation of net income          8,281,827    2,070,456      2,070,456     4,140,914     16,563,653
  Distributions to partners        (6,500,000)  (1,625,000)    (1,625,000)   (3,250,000)   (13,000,000)
                                  -----------   ----------     ----------   -----------    -----------
BALANCE, December 31, 1997        $28,107,214   $7,026,801     $7,026,801   $14,053,607    $56,214,423
                                  -----------   ----------     ----------   -----------    -----------
                                  -----------   ----------     ----------   -----------    -----------

             The accompanying notes are an integral part of these statements.

CURTIS/PALMER HYDROELECTRIC COMPANY L.P.
----------------------------------------
NOTES TO FINANCIAL STATEMENTS
-----------------------------
DECEMBER 31, 1997 AND 1996
--------------------------


1. ORGANIZATION AND NATURE OF OPERATIONS:
   --------------------------------------

Curtis/Palmer Hydroelectric Company L.P. (the "Partnership") was organized in 1985 under the New York Uniform Limited Partnership Act. The general partners are Saratoga Development Corporation ("SDC"), a wholly-owned subsidiary of International Paper Company ("International Paper"), and HCE-Hudson, Inc., a subsidiary of CMS Generation. The voting interests of general partners are 98% to SDC and 2% to HCE-Hudson, Inc. ENI Curtis Falls, Ltd.("ENI"), a subsidiary of Pacific Generation Resource Company, and John Hancock Mutual Life Insurance Co. ("Hancock") are the limited partners. The general and limited partners are collectively referred to as the "Partners." The Partnership operates the Curtis and Palmer hydroelectric generating facilities located on the Hudson River in the state of New York.

Niagra Mohawk Power Corporation ("NMPC") is required to purchase all available electricity generated by the Partnership at contractually predetermined rates (Note 6). The NMPC Power Purchase Agreement permits International Paper to purchase electricity directly from the Partnership at the same rate charged to NMPC. As of December 31, 1997, International Paper had not exercised this option.

All net profits or losses and cash distributions are allocated to the Partners according to their respective ownership interests as follows: 50% to SDC; 25% to Hancock; 12.5% to HCE-Hudson, Inc. and 12.5 % to ENI. Cash distributions are made at the discretion of the Partnership's management committee.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
   -------------------------------------------

Basis of Accounting
-------------------

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles, which is not the basis for reporting taxable income to the Partners. Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and costs and expenses during the reporting period. Actual results could differ from those estimates.

   ---------------------------------------------------------

Temporary Investments
---------------------

Temporary investments with original maturities of three months or less are considered cash equivalents and are stated at cost.

Property, Plant and Equipment
-----------------------------

Property, plant and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method and recorded over the facilities' estimated 50-year useful lives.

License and Other Contracts
---------------------------

Amortization of the cost of the Federal Energy Regulatory Commission ("FERC") license, NMPC Power Purchase Agreement and leasehold estate is computed using the straight-line method over the estimated useful lives of these intangible assets, commencing with the in-service dates of each phase, through April
30, 2000. Accumulated amortization was approximately $12,372,000 and $11,287,000 at December 31, 1997 and 1996, respectively.

Income Taxes
------------

The Partnership is not a taxable entity for Federal, state or local income tax purposes. No provision for income taxes has been recorded in the financial statements of the Partnership as all earnings or losses are allocated directly to the individual Partners.

3. PROPERTY, PLANT AND EQUIPMENT:
---------------------------------

A summary of property, plant and equipment at December 31 is as follows:

                                                 1997           1996
                                              -----------    -----------
Hydroelectric dams                           $  5,100,000   $  5,100,000
Hydroelectric plant and equipment              90,316,230     90,280,537
                                             ------------   ------------
                                               95,416,230     95,380,537
Less-Accumulated depreciation                (21,713,636)   (19,806,027)
                                             ------------   ------------

Property, plant and equipment, net           $ 73,702,594   $ 75,574,510
                                             ------------   ------------
                                             ------------   ------------

4.  LONG-TERM DEBT
    --------------

The Partnership entered into a loan agreement with Toronto-Dominion Bank ("Toronto-Dominion") on December 1, 1985 secured by, among other things, the assignment by the general partners and ENI of their respective partnership interests, the assignment of gross revenues from the Partnership's Power Purchase Agreement with NMPC and the assignment of the management agreement. The debt outstanding under the term loan is payable in increasing annual installments through March 31, 2000. Scheduled maturities are as follows:
1998-$8,218,320, 1999-$9,508,800 and 2000-$6,384,480.  Among other restrictions and requirements, the loan agreement restricts future liens and indebtedness, sales of assets and distributions to the Partners.
Additionally, the Partnership must maintain a positive working capital, excluding current maturities of long-term debt, for the term of the agreement.

Interest on the term loan is based on the options selected by the Partnership as provided for in the loan agreement. The interest rate is variable, based on the prime lending rate, and is adjusted bi-annually. The Partnership previously entered into interest rate swap agreements to effectively hedge its variable interest rate exposure (Note 5). The weighted average interest rates for 1997 and 1996, including the effect of the interest rate swap agreements, were 10.5% and 9.0%, respectively. Interest payments made during 1997 and 1996 were approximately $2,098,000 and $3,101,000, respectively.

The loan agreement also provides for a working capital commitment of $3,000,000. A commitment fee of 0.25% on the unused portion of the working capital commitment is payable quarterly. The entire commitment was available at December 31, 1997 and 1996.

5.  FINANCIAL INSTRUMENTS:
    ----------------------

The Partnership has only limited involvement in derivative financial instruments and does not use them for trading purposes. The Partnership previously entered into interest rate swap agreements with Toronto-Dominion which effectively hedged its variable interest rate exposure. Under these agreements, the Partnership paid to Toronto-Dominion fixed rates ranging from 8.32% to 9.26% and, in turn, received payments at variable rates. Net gains or losses from the exchange of interest rate payments were included in interest expense. Two of these agreements expired June 30, 1996, and the remaining agreement expired June 30,1997.

6.  POWER PURCHASE AGREEMENT:
    -------------------------

The Partnership has a Power Purchase Agreement with NMPC to sell the entire net output from the facilities to NMPC. In January 1995, this Power Purchase Agreement was amended and restated which, among other things, provided NMPC with short-term rate relief in exchange for an extension of the term to December 31, 2027. The agreement may be terminated under certain conditions as provided by the Power Purchase Agreement. The FERC approved the amended and restated Power Purchase Agreement in early 1995. The average purchase price paid by NMPC for 1997 and 1996 was $110.38 and $98.14, respectively. The price is adjusted as set forth in the Power Purchase Agreement.

    -------------------------------------

NMPC has asserted that the amended and restated Power Purchase Agreement and other power purchase agreements with unrelated power suppliers are uneconomical and wants to be relieved of its obligations thereunder. To date, NMPC has continued to acquire the facilities' entire net output and pay the Partnership under the terms provided in the agreement. There are currently no negotiations between NMPC and the Partnership underway.

The Partnership's license from the FERC to own and operate its hydroelectric stations and dams on the Hudson River will expire on April 30, 2000. The Partnership has initiated a relicensing program and has made all necessary filings on a timely basis with the FERC to obtain a new license.

7.  RELATED PARTY TRANSACTIONS:
    ---------------------------

The Partnership is a party to a management agreement entitling International Paper to the following:

    a. An annual operating and maintenance fee of $900,000 in 1987, with future escalation based on the percentage change in the producer price index. The maintenance fees for 1997 and 1996 were approximately $1,155,000 and $1,123,000, respectively. This fee is for services, such as repairs, maintenance of books and records, and other operating and miscellaneous items. International Paper is also responsible for funding capital expenditures, as defined, up to a cumulative amount of $3,000,000 over the term of the management agreement. Through December 31, 1997, International Paper had funded over 70% of this obligation. The Partnership is responsible for capital expenditures above a cumulative amount of $3,000,000.

    b. A performance fee for meeting minimum output standards, not to exceed 5% of the base amount, as defined in the agreement. Performance fees of approximately $1,669,000 and $1,575,000 were earned in 1997 and 1996, respectively.

    c. An incentive fee of 20% of incremental gross revenues, provided certain revenue levels are achieved, as outlined in the agreement. No incentive fees were earned in 1997 or 1996.

In addition, the Partnership is a party to a ground lease agreement under which the Partnership pays International Paper 2.5% of power sales to lease the land and water rights. If certain operating levels are achieved, International Paper receives additional rents as stipulated in the lease. Total rent expense for 1997 and 1996 was approximately $5,492,000 and $8,352,000, respectively, including approximately $4,634,000 and $7,448,000 of additional rent earned during 1997 and 1996.